Exhibit 99.1

500 Glenpointe Centre West
[GRAPHIC APPEARS HERE]	Teaneck, NJ 07666

FOR IMMEDIATE RELEASE

CONTACT: Gordon Coburn
Chief Financial Officer
201-678-2712

Investors: Gordon McCoun/Peter Schmidt
Press: Brian Maddox/Scot Hoffman
Financial Dynamics
212-850-5600
shoffman@fd-us.com

COGNIZANT TECHNOLOGY SOLUTIONS REPORTS RECORD THIRD QUARTER 2005 RESULTS

Strategic Customer Relationships Continue to Expand; Full-Year Guidance Increased

Teaneck, NJ – October 31, 2005 – Cognizant Technology Solutions Corporation (NASDAQ: CTSH), a leading provider of IT services, today announced its financial results for the third quarter ended September 30, 2005.

Highlights – Third Quarter 2005

•	Quarterly revenue increased to $235.5 million, up 52% from the year-ago quarter
•	Net income increased to $40.6 million, up 56% from the year-ago quarter
•	Diluted quarterly EPS of $0.28 compared to $0.18 in the year-ago quarter
•	Record quarter of hiring, with a net addition of over 3,100 associates, bringing total to 22,400

Revenue for the third quarter increased to $235.5 million, up 52% from $155.4 million in the third quarter of 2004. Net income for the third quarter increased to $40.6 million, or $0.28 per diluted share compared to $26.1 million or $0.18 per diluted share in the third quarter of 2004. Operating margin for the quarter was 20.0%, in line with operating margin achieved in the third quarter of 2004.

“We are pleased to report another record quarter of sustained industry-leading growth for Cognizant,” commented Lakshmi Narayanan, President and CEO of Cognizant. “We again secured significant client wins during the third quarter, adding 31 new clients while expanding our relationships with existing strategic customers. Our performance is a testament to the caliber of our industry expertise and depth of service offerings, and most importantly, our ability to translate our skill set into tangible business value for our clients. We are embedding ourselves even more deeply in our key vertical domains, as particularly evidenced by 14% sequential growth in revenue from financial services and insurance customers and an 18% sequential increase in revenue from our healthcare and life sciences segment. I am confident we will continue to meet the growing demand for industry expertise and strategic solutions, and are well positioned to deliver consistent growth for the Company and significant value for our shareholders moving forward.”

2005 Outlook – Fourth Quarter & Full Year

Based on current visibility, the Company is now providing the following guidance:

•	Fourth quarter 2005 revenue anticipated to be at least $252 million
•	Fourth quarter 2005 expected diluted EPS of $0.29
•	Fiscal 2005 revenue anticipated to be at least $881 million
•	Fiscal 2005 diluted EPS of $1.03
•	Total headcount by end of full year 2005 expected to exceed 23,500

“Cognizant’s solid revenue and EPS growth reflect the Company’s consistent ability to parlay its broad-based industry expertise and service offerings into outstanding financial performance,” remarked Gordon Coburn, Chief Financial Officer. “During the third quarter, we also maintained robust operating margins of 20% – at the high end of our target range – and managed our Balance Sheet to generate significant free cash. We continued to aggressively invest in our highly skilled employee base, adding over 3,100 employees in the quarter to strengthen our domain and broad-based technology expertise. Based on our third quarter performance and the strong demand for our services, we have raised our revenue and earnings expectations for full year 2005.” Coburn added, “we are in the process of completing the 2006 planning process with our clients and accounts teams, and based on initial feedback, we are highly encouraged about our prospects for continued industry-leading growth in 2006.”

Conference Call

Cognizant will host a conference call today, October 31st, at 10:00 a.m. (ET) to discuss the Company’s quarterly results. To listen to the call please dial (888) 652-6834 domestically or (706) 679-3288 internationally. The call will also be broadcast live via the Internet at Cognizant’s web site, www.cognizant.com. Please go to the web site at least fifteen minutes prior to the call to register, download and install any necessary audio software. A replay will be made available on the web site at www.cognizant.com or by calling (800) 642-1687 for domestic callers and (706) 645-9291 for international callers and entering “7896348” from two hours after the end of the call until 11:59 p.m. (ET) on November 7, 2005.

About Cognizant Technology Solutions

Cognizant (NASDAQ: CTSH) is a leading provider of IT services. Focused on delivering strategic information technology solutions that address the complex business needs of its clients, Cognizant provides applications management, development, integration, and re-engineering, infrastructure management, business process outsourcing, and a number of related services such as enterprise consulting, technology architecture, program management, and change management through its onsite/offshore outsourcing model.

Cognizant’s more than 23,000 employees are committed to partnerships that sustain long-term, proven value for customers by delivering high-quality, cost-effective solutions through its development centers in India and onsite client teams. Cognizant maintains P-CMM and SEI-CMM Level 5 assessments from an independent third-party assessor, was recently named one of Forbes’ Best Small Companies in

America for the fourth consecutive year, and ranked among the top information technology companies in BusinessWeek’s Hot Growth Companies. Cognizant is a member of the Nasdaq-100 index and further information about Cognizant can be found at www.cognizant.com.

This press release includes statements which may constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the accuracy of which are necessarily subject to risks, uncertainties, and assumptions as to future events that may not prove to be accurate. Factors that could cause actual results to differ materially from those expressed or implied include general economic conditions and the factors discussed in our most recent Form 10-K and other filings with the Securities and Exchange Commission. Cognizant undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

-tables to follow-

COGNIZANT TECHNOLOGY SOLUTIONS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Revenues	$235,536	$155,429	$628,928	$413,892
Cost of revenues	128,175	84,585	343,937	225,153

Gross profit	107,361	70,844	284,991	188,739
Selling, general and administrative expenses	54,759	35,889	142,295	94,614
Depreciation and amortization expense	5,581	4,083	16,120	11,776

Income from operations	47,021	30,872	126,576	82,349

Other income (expense):
Interest income	2,221	1,267	6,122	2,922
Other income / (expense), net	130	(252)	(589)	(31)

Total other income / (expense)	2,351	1,015	5,533	2,891

Income before provision for income taxes	49,372	31,887	132,109	85,240
Provision for income taxes	8,789	5,835	23,516	15,599

Net income	$40,583	$26,052	$108,593	$69,641

Basic earnings per share	$0.30	$0.20	$0.80	$0.53

Diluted earnings per share	$0.28	$0.18	$0.74	$0.49

Weighted average number of common shares outstanding	137,186	131,747	135,786	130,248

Weighted average number of common and dilutive shares outstanding	147,281	142,721	146,552	141,845

COGNIZANT TECHNOLOGY SOLUTIONS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION (Unaudited)

(In thousands)

	September 30,	December 31,
	2005	2004
Assets
Current Assets
Cash and cash equivalents (1)	$214,909	$199,296
Short-term investments (1)	153,587	115,465
Trade accounts receivable, net of allowances of $1,924
and $1,560, respectively	146,865	96,363
Unbilled accounts receivable	24,723	14,154
Deferred income tax assets	30,043	16,815
Other current assets	21,733	11,904

Total Current Assets	591,860	453,997
Property and equipment—net	126,515	90,705
Goodwill	18,289	9,701
Other Intangible assets—net	16,877	12,126
Deferred income tax assets	10,806	—
Other assets	7,389	6,216

Total Assets	$771,736	$572,745

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$15,004	$11,190
Accrued expenses and other liabilities	115,085	103,870

Total Current Liabilities	130,089	115,060
Deferred income tax liabilities	—	4,156

Total Liabilities	130,089	119,216

Stockholders’ Equity	641,647	453,529

Total Liabilities and Stockholders’ Equity	$771,736	$572,745

(1)	In the first quarter, the Company began to classify its investment in auction-rate securities as short-term investments. These investments were included in cash and equivalents in previous periods ($94.15 million as of December 31, 2004), and such amounts have been reclassified in the accompanying financial statements to conform to the current period classification. This change in classification had no effect on the amounts of total current assets, total assets, net income or cash flow from operations of the Company.